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                                                                      Exhibit 11

INDEPENDENT AUDITORS' CONSENT



To the Board of Trustees and Sharesholders of The Expedition Funds:


We consent to the incorporation by reference in Post-Effective Amendment No. 26 to Registration Statement 33-30950 of The Expedition Funds (formerly, The Starburst Funds) of our reports on The Starburst Funds (comprising the following portfolios: The Starburst Government Income Fund and The Starburst Money Market
Fund) dated December 6, 1996, appearing in the Prospectuses dated December 31, 1996, which are incorporated by reference in such Registration Statement, and to the reference to us under the heading "Financial Highlights" in such Prospectuses.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP


Pittsburgh, Pennsylvania
June 2, 1997